Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan, as amended of our reports dated March 1, 2022, with respect to the consolidated financial statements of AMC Entertainment Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AMC Entertainment Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
October 28, 2022